Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of September 27, 2013, by and among GLYECO, INC., a Nevada corporation (“GlyEco”), GLYECO ACQUISITION CORP. #7, an Arizona corporation and wholly owned subsidiary of GlyEco (the “Purchaser”), GSS AUTOMOTIVE RECYCLING, INC., a Maryland corporation (the “Company”), JOSEPH GETZ, an individual (“Getz”), and JOHN STEIN, an individual (“Stein” and collectively with Getz, the “Company Shareholders”).  For purposes of this Agreement, GlyEco, Purchaser, Company, and each of the Company Shareholders are sometimes individually referred to as a “Party” and collectively, as the “Parties.” All capitalized terms, if not otherwise defined in the body of this Agreement, will have the meaning assigned to such terms in Schedule 1-A attached hereto.

RECITALS

A. The Company, the Company Shareholders, GlyEco, and the Purchaser believe it advisable and in their respective best interests to effect a merger of Company with and into the Purchaser pursuant to this Agreement (the “Merger”).

B. The Company Shareholders, who together beneficially own all of the issued and outstanding shares of common stock of the Company, have approved of this Agreement and the Merger as required by applicable law.  The Company does not have a Board of Directors.

C. The Board of Directors of GlyEco and the Purchaser and the sole shareholder of the Purchaser have approved of this Agreement and the Merger as required by applicable law.

D. It is intended that the Merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

AGREEMENTS

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, conditions, and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, (a) at the Effective Time (as defined in Section 1.3 hereof), the separate existence of the Company shall cease and the Company shall be merged with and into the Purchaser (the Purchaser as the surviving corporation after the Merger is referred to herein as the “Surviving Corporation”), and (b) from and after the Effective Time, the Merger shall have all the effects of a merger under the laws of the State of Maryland, the State of Arizona, and other applicable law.

1.1. Merger Consideration.  As consideration for the consummation of the Merger, Purchaser offers to (and GlyEco agrees to cause the Purchaser to) purchase all of the issued and outstanding shares of common stock of the Company from the Company Shareholders in exchange for $430,000 in cash and 445,000 shares of restricted common stock, $0.0001 par value per share, of GlyEco (the “Shares”), payable net to the Company Shareholders, without interest, subject to any withholding of Taxes required by applicable law (the “Merger Consideration”). The Shares to be issued shall not have been registered under any applicable securities laws and shall be characterized as restricted shares under the federal securities laws and any state securities law.  Each certificate evidencing the Shares shall bear the legend or a similar legend detailed in Section 8.7.  Notwithstanding the foregoing, the Parties agree that in the event that GlyEco shall seek to register any shares with the Securities and Exchange Commission other than those currently registered for sale to the public, or in the event that any officer or director of GlyEco shall seek to register or sell GlyEco securities to the public in any recognized market on GlyEco’s behalf, the Shares shall be made a part of such registration or sale and shall be made unrestricted shares.  The Parties agree and acknowledge that the value of each of the Shares shall be the fair market value as of the Closing Date.

A. Letter Regarding Allocation of Merger Consideration.  Simultaneous with the execution of this Agreement, the Company and the Company Shareholders each will execute and deliver a copy of the letter attached hereto as Exhibit A regarding the non-revocable election to receive cash rather than shares for a portion of the Merger Consideration.

B. Payment of Merger Consideration; Escrow.  The Merger Consideration shall be payable to the Company Shareholders as follows:

i. Payment at Effective Time.  At the Closing, Purchaser will pay or cause to be paid to the Company Shareholders $430,000 in cash and 245,000 Shares.

ii. Escrow; Adjustments of Merger Consideration.  At the Closing, Purchaser will hold 200,000 Shares (the “Escrow”), to be disbursed to the Company Shareholders as described in this Section 1.1.B. All Shares held in the Escrow will at all times secure the obligations, representations and warranties, and indemnification obligations of the Company and Company Shareholders under this Agreement and the Ancillary Documents.  During the Escrow Period (as hereafter defined) Shares may only be cancelled and retained by Purchaser from the Escrow, from time-to-time (on a one Share basis for each dollar liability) in connection with any liabilities indemnified by the Company or the Company Shareholders pursuant to the terms and conditions of this Agreement and the Ancillary Documents.

iii. Escrow Distribution; Limitations. Any Shares remaining in Escrow and any and all accrued dividends (whether paid or unpaid), after adjustments permitted under this Agreement, on the first anniversary of the Closing Date (the period between the Closing Date and the one year anniversary of Closing Date shall be the “Escrow Period”), shall be released and delivered to the Company Shareholders.

iv. Escrowed Shares.  Nothing contained in this Section 1.1.B will be construed to require Purchaser to hold the Shares in escrow in any fiduciary capacity or to treat any Shares held in the Escrow in any manner other than as collateral security for the indemnified liabilities and the obligations of the Company and the Company Shareholders’ obligations under this Agreement.  The rights of Purchaser under this Section 1.1.B will not be exclusive, and Purchaser, at its option, will be entitled to proceed against the Company or the Company Shareholders to recover any monies which become due to it under this Agreement. Notwithstanding anything herein or in any Ancillary Documents to the contrary, until such time as Purchaser shall effectively cancelled a share pursuant to the indemnification provisions under this Agreement, the Company Shareholders shall continue to enjoy the right to vote the Shares in any meeting of the shareholders of GlyEco and all dividends paid during the Escrow Period shall be distributed to the Company Shareholders at such time as the dividend is declared.

v. Net Working Capital Adjustment.  At the Closing, the Company represents that its business will have a Net Working Capital of $50,000.  If Net Working Capital exceeds $50,000 at the Closing, Purchaser will remit the full amount of the overage to the Company Shareholders within 15 business days of the Closing Date.  If Net Working Capital is less than $50,000 at the Closing, then the Merger Consideration payable on the Closing Date under Section 1.1 will be decreased by the amount that Net Working Capital is less than $50,000.  For purposes of this Agreement, “Net Working Capital” means the sum of the line items for cash, accounts and note receivable, inventories, and prepaid expenses, minus the sum of the line items for current liabilities and the current portion of long-term debt (excluding any liabilities being paid or satisfied in conjunction with the Closing) as set forth in the Company’s Closing Financial Statements (as defined below).  Within 15 days following the Closing, Purchaser will then determine the Net Working Capital as of the Closing Date based upon the Closing Financial Statements, which will be calculated based upon GAAP, and will be determined in good faith by Purchaser’s chief financial officer.  All calculations and determinations of Net Working Capital will be final and binding on all Parties for purposes of this Section 1.1.B.

C. Incentive Program.  As additional consideration for the consummation of the Merger, Purchaser shall pay to the Company Shareholders the following incentives on or before the thirtieth (30th) day following the one-year anniversary of the Closing Date. In the event that during the first calendar year following the Closing Date (the “Incentive Period”) Purchaser’s business shall generate in excess of $72,000 in Gross Profits, (i) Purchaser shall provide to the Company Shareholders a $1.00 credit towards the purchase of additional Shares for each $1.00 of Gross Profits the Purchaser’s business earns in excess of $72,000 Gross Profits over the Incentive Period, and in addition to the foregoing Shares (ii) Purchaser shall pay to the Company Shareholders a cash bonus of 10% of any such Gross Profits the business earns in excess of $72,000 Gross Profits over the Incentive Period.  The Company Shareholders may elect to credit the cash bonus against any amounts the Company Shareholders would be required to pay to purchase the shares under the foregoing incentive program. The eligible purchase price for the additional shares under (i) above will be the average closing price of GlyEco’s common stock for the last ten trading days of the Incentive Period. “Gross Profits” shall mean earnings before interest, taxes, depreciation and amortization, i.e., EBITDA.

1.2. The Closing.  Subject to the terms and conditions of this Agreement, the closing of the Merger pursuant to this Agreement shall take place on September 27, 2013 (the “Closing Date” or “Closing”), or on such other date as the Parties may agree.

1.3. Effective Date and Time.  On the Closing Date, and subject to the terms and conditions hereof, the Parties hereto will cause the appropriate certificates (the “Articles of Merger”) complying with the applicable provisions of Maryland General Corporation Law (“Maryland Law”) and Arizona General Corporation Law (“Arizona Law”) to be properly executed and filed with the Maryland Department of Assessments & Taxation (the “Maryland Department of Assessments & Taxation”) and the Arizona Corporation Commission (the “Arizona Corporation Commission”).  The Merger shall become effective on the date (the “Effective Date”) and at the time (the “Effective Time”) of filing of the Articles of Merger or at such other time as may be specified in the Articles of Merger as filed.  If the Maryland Department of Assessments & Taxation requires any changes in the Articles of Merger as a condition to filing or to issuing its certificate to the effect that the Merger is effective, the Company, Purchaser, and GlyEco will execute any necessary revisions incorporating such changes, provided such changes are not inconsistent with and do not result in any material change in the terms of this Agreement.

1.4. Assets and Liabilities.  At the Effective Time, Surviving Corporation shall become the owner of all of the assets and properties of the Company, including, without limitation, those assets and properties described on Schedule 1 attached hereto (all of which are referred to collectively in this Agreement as the “Assets”), and Surviving Corporation shall become subject to all of the liabilities and obligations of the Company.

1.5. Articles of Incorporation of the Surviving Corporation.  At the Effective Time, the Articles of Incorporation of the Purchaser as in effect immediately prior to the Effective Time shall become the Articles of Incorporation of the Surviving Corporation.  Thereafter, the Articles of Incorporation of the Surviving Corporation may be amended in accordance with their terms and as provided by law.

1.6.  Bylaws of the Surviving Corporation.  At the Effective Time, the Bylaws of the Purchaser as in effect immediately prior to the Effective Time shall become the Bylaws of the Surviving Corporation.  Thereafter, the Bylaws may be amended or repealed in accordance with their terms and the Articles of Incorporation of the Surviving Corporation and as provided by law.

1.7. Director and Officers.  At the Effective Time, the director of the Surviving Corporation shall be John d’Arc Lorenz II, and the officers of the Surviving Corporation shall be John d’Arc Lorenz II as President and Alicia Williams Young as Secretary, and such director and officers shall hold office in accordance with and subject to the Articles of Incorporation and Bylaws of the Surviving Corporation.

1.8. Conversion of Securities.   At the Effective Time, by virtue of the Merger, and without any action on the part of GlyEco, the Purchaser, the Company, the Company Shareholders, or the holders of any of the following securities:

A. Conversion of Company Common Stock.  Each share of common stock of the Company issued and outstanding immediately prior to the Effective Time, other than shares to be cancelled in accordance with Section 1.8.B, shall be converted into the right to receive the appropriate proportionate share of the Merger Consideration.  All shares that have been converted into the right to receive a proportionate share of the Merger Consideration shall as of the Effective Time no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist.

B. Cancellation of Company Treasury Stock.  All shares that are held in the treasury of the Company immediately prior to the Effective Time shall automatically be cancelled and shall cease to exist, with no payment being made with respect thereto.

C. Conversion of Purchaser Common Stock.  Each share of common stock of the Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly and validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

1.9. Tax Free Reorganization.

A. Except as otherwise required by the Internal Revenue Service (the “IRS”) pursuant to a determination (as defined in Section 1313 of the Code) or otherwise, or by applicable law, the Parties shall take a position on any tax returns inconsistent with the treatment of the Merger for tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

B. In addition, Purchaser represents, now and as of the Closing Date, that it presently intends to continue the Company’s historic business or use a significant portion of the Company’s business assets in business in a manner that satisfies the continuity of business enterprise requirement set forth in Treasury Regulation Section 1.368-1(d); provided, however, that nothing contained herein shall constitute a representation by Purchaser regarding the tax consequences of the Merger or the transactions contemplated herein to the Company or the Company Shareholders.

2. Conditions Precedent to Obligations of GlyEco and the Purchaser to Perform.  The obligations of GlyEco and the Purchaser to perform and observe the covenants, agreements, and conditions hereof to be performed and observed by them at or before the Closing Date shall be subject to the satisfaction, on or before the Closing Date, of all of the following conditions precedent, any or all of which may be waived by delivery of a written notice of such waiver:

2.1. Representations and Warranties True on the Closing Date.  The representations and warranties of the Company and the Company Shareholders contained in this Agreement, in the Ancillary Documents, and in any other certificate, Contract, instrument, or statement delivered by Company and the Company Shareholders in connection with this Agreement, any Ancillary Document, or the Contemplated Transactions, will be true and correct on and as of the Closing Date, and again on the Effective Date, as though such representations and warranties were made on and as of the Closing Date;

2.2. Compliance With Agreement.  Company and the Company Shareholders will have performed and complied with all agreements, covenants, conditions, and obligations required by this Agreement to be performed or complied with by Company and the Company Shareholders prior to or on the Closing Date;

2.3. Third Party Consents.  Company will have obtained all consents, waivers, permits, approvals, and authorizations and completed all filings or registrations required to effectuate the Merger and will have delivered executed copies or other written evidence thereof to Purchaser;

2.4. Compliance with Legal Requirements.  Company and the Company Shareholders, to the best of their Knowledge will have complied with, and will be in compliance with all Legal Requirements applicable to the Company, the Company Shareholders, and the Merger;

2.5. Government Authorizations.  Company and Company Shareholders will have obtained any and all Governmental Authorizations required to perform the transactions contemplated hereby applicable to the Company, the Company Shareholders, and the Merger;

2.6. Sales and Use Taxes.  Company will have delivered to the Purchaser good standing letters or other evidence of payment showing that no Taxes are due to any Governmental Entity or in any state, county, or municipal jurisdictions where such Taxes are required to be paid by Company;

2.7. Payment of Liabilities.  Company Shareholders will cause Company to pay or otherwise satisfy in the Ordinary Course of business all of its liabilities and obligations. The parties acknowledge and agree that the transaction contemplated herein is not a “bulk sale” as such term is defined pursuant to the Code of Maryland;

2.8. Noncompetition Agreement.  At the Closing, the Company Shareholders will have executed and delivered to Purchaser a Noncompetition and Confidentiality Agreement (the “Noncompetition Agreement”), substantially in the form attached as Exhibit B, and will not have taken any action prior to entering into the Noncompetition Agreement that would otherwise constitute a violation of such agreement;

2.9. Subscription Documents.  At the Closing, Company will have executed and delivered to Purchaser a Subscription Agreement, substantially in the form attached as Exhibit C, and an Accredited Investor Questionnaire, substantially in the form attached as Exhibit D (collectively, the “Subscription Documents”);

2.10. Employment Letter.  At the Closing, Company Shareholders will have delivered letters of employment (the “Employment Letters”), substantially in the form attached as Exhibit E;

2.11. Net Working Capital.  At the Closing, the Company’s business will have and will transfer to Purchaser a Net Working Capital of not less than $50,000;

2.12. Due Diligence.  Purchaser will have been satisfied, in its reasonable discretion, with the results of its customary legal, accounting, and business due diligence investigation of the Company and the Contemplated Transactions will be in compliance with the requirements imposed by any underwriters or brokers relating to Purchaser’s anticipated financing; and

2.13. Real Property.  At the Closing, if needed, Purchaser will have entered into a lease agreement with the landlord of the premises where the business operations are currently being conducted and will be conducted after the Closing (the “Real Property”), or will have obtained the landlord’s consent to an assignment of Company’s current lease to Purchaser for such premises (collectively the “Lease Assignment”).  Notwithstanding the foregoing, if needed, Purchaser shall diligently pursue the Lease Assignment or new lease and shall promptly deliver any and all materials required for the timely negotiation and execution of such documents.

2.14. Shareholder Approval.  The principal terms of this Agreement shall have been approved by the holders of not less than a majority (or such higher percentage as required by the Company’s Articles of Incorporation) of each class of the Company’s capital stock.

3. Conditions Precedent to Obligations of the Company and the Company Shareholders to Perform.  The obligation of the Company and the Company Shareholders to perform and observe the covenants, agreements, and conditions hereof to be performed and observed by them at or before the Closing Date shall be subject to the satisfaction, on or before the Closing Date, of all of the following conditions precedent, any or all of which may be waived by delivery of a written notice of such waiver:

3.1. Representations and Warranties True on the Closing Date.  The representations and warranties of GlyEco and the Purchaser contained in this Agreement, in any Ancillary Document, and in any other certificate, document, instrument, or statement delivered by GlyEco and the Purchaser in connection with this Agreement, the Ancillary Documents, or the Contemplated Transactions, will be true and correct on and as of the Closing Date, and again on the Effective Date, as though such representations and warranties were made on and as of the Closing Date;

3.2. Compliance With Agreement.  GlyEco and the Purchaser will have performed and complied with all agreements, covenants, conditions, and obligations required by this Agreement to be performed or complied with by GlyEco and the Purchaser prior to or on the Closing Date;

3.3. Payment of the Merger Consideration.  Purchaser will have paid the Merger Consideration as set forth in this Agreement;

3.4. Employment Letter.  At the Closing, Purchaser and Company Shareholders will have delivered the Employment Letters.

3.5. Approval.  The principal terms of this Agreement shall have been approved by the Board of Directors of GlyEco and the Purchaser and by the sole shareholder of the Purchaser.

4. Representations and Warranties of the Company and the Company Shareholders.  Except as disclosed in the Company’s and the Company Shareholders’ Disclosure Schedule delivered to GlyEco and the Purchaser on the Closing Date and updated at the Effective Date (the “Company Disclosure Schedule”), which refers specifically to the representations and warranties in this Agreement and which identifies by Section number the Section and Subsection to which such disclosure relates, the Company and the Company Shareholders jointly and severally represent and warrant to GlyEco and the Purchaser that, as of the as of the Closing Date, and again on the Effective Date, as though such representations and warranties were made on and as of the Closing Date:

4.1. Organization and Standing of Company.  Company is a corporation, duly organized, validly existing, and in good standing under the laws of the State of Maryland.  Company is qualified to do business as a corporation under the laws of each jurisdiction where Company conducts its business.  Company has the requisite corporate power and authority to own, lease, and operate its properties and is duly authorized and licensed to carry on its business in the places where and in the manner in which its business is presently being conducted.  Company has the full corporate power, legal capacity, and authority to execute and deliver this Agreement, to consummate the Merger, and to perform its obligations under this Agreement.

4.2. Capacity.  The execution and delivery of this Agreement and the Ancillary Documents, the consummation of the Contemplated Transactions, and the performance of Company’s and Company Shareholders’ obligations under this Agreement and the Ancillary Documents have been duly authorized by all officers, directors, shareholders, and other equity owners of the Company and Company Shareholders.  No other proceedings on the part of Company or Company Shareholders are necessary in connection therewith.  This Agreement constitutes, and each other Ancillary Document to be executed and delivered by Company and Company Shareholders will constitute, valid and binding obligations of Company and Company Shareholders, enforceable against Company and Company Shareholders in accordance with their respective terms.  Company does not presently own or control, directly or indirectly, any interest in any other Person, association, or other business entity.  Company is not a participant in any joint venture, partnership, or similar arrangement.

4.3. Authority.  The execution and delivery of this Agreement and the Ancillary Documents by Company, the consummation of the Contemplated Transactions by Company, and the performance of Company’s obligations under this Agreement and the Ancillary Documents will not: (a) violate any provisions of the Articles of Incorporation or Bylaws of Company; (b) violate any applicable Legal Requirement; (c) violate any Order which is binding upon Company or which would have an adverse effect on the Merger; or (d) violate, breach, conflict with, constitute a default under (whether with or without notice or lapse of time, or both), result in termination of, or accelerate the performance required by, any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, deed of trust, license, Contract, or other instrument or obligation to which Company or Company Shareholders are a party or by which Company or Company Shareholders are bound.

4.4. Governing Documents.  A true and complete copy of (i) the Bylaws of the Company, (ii) the Articles of Incorporation of the Company, and (iii) any and all voting agreements, buy-sell agreements, and other shareholder, director, officer, equity owner, or other investor agreements or arrangements to which Company or any such Persons are parties (collectively, the “Company Documents”) are attached to Schedule 4.4 of the Company Disclosure Schedule.  The Company Documents have not been amended, rescinded, or modified and are in full force and effect as of the Closing.

4.5. Consents.  Notwithstanding the Articles of Merger, no Governmental Authorizations, consents, approvals, filings, or registrations with or by any Governmental Entity or any other Person are necessary in connection with the execution and delivery by Company or Company Shareholders of this Agreement or any Ancillary Document, the consummation by Company or Company Shareholders of the Contemplated Transactions, or the performance of Company’s or Company Shareholders’ obligations under this Agreement or any Ancillary Document.

4.6. Absence of Defaults.  Company is not in default under, or in violation of, any provision of any of the Company Documents.  Company is not in default under, or in violation of, any provision of any indenture, mortgage, deed of trust, loan agreement, or similar debt instrument, or any other Contract to which Company is a party or by which Company is bound or to which any of its properties (including the assets) are subject, nor is Company aware of any fact, circumstance, or event that has occurred which, upon notice, lapse of time, or both, would constitute such a default or violation.  To the best of Company’s Knowledge, Company is not in violation of any applicable Legal Requirement or any statute, rule, regulation, or Order of any Governmental Entity having jurisdiction over the assets, the business, Company, or any of Company’s properties.

4.7. Financial Statements.

A. The following documents are attached to Schedule 4.7.A. of the Company Disclosure Schedule: (a) Company’s unaudited statements of income and expenses for the twelve month periods ended December 31, 2010, December 31, 2011, and December 31, 2012, the balance sheets of Company as of such dates, and the statements of cash flow of Company of such dates; and (b) unaudited statements of Company’s income and expenses and statements of cash flow for the six-month period ended June 30, 2013, and the balance sheet of Company as of such date (the “Company Interim Balance Sheet”), all certified as being accurate and complete by the Chief Financial Officer of Company (collectively referred to as the “Company Financial Statements”).

B. The Company Financial Statements do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements or information therein not misleading.  The Company Financial Statements have been prepared in accordance with GAAP throughout the periods indicated and present fairly the financial position and results of operations of Company as of the dates and for the period represented.

4.8. Books and Records.  The books of account and other financial records of Company, which have been made available to the Purchaser, are complete and correct and represent actual, bona fide transactions and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls.  The minute books of Company, which have been delivered to the Purchaser, contain accurate and complete records of all meetings held of, and corporate action taken by, the shareholders, board of directors, and other equity owners of Company.  No meeting of any such shareholders, board of directors, and other equity owners has been held for which minutes have not been prepared or are not contained in such minute books which are material to the Contemplated Transactions or the obligations of Company or the Company Shareholders under this Agreement or any Ancillary Document.

4.9. Absence of Specified Changes.  From June 30, 2013, there has not been any:

A. Transaction by the Company except in the Ordinary Course of business;

B. Capital expenditures by the Company exceeding $10,000;

C. Material adverse change in the financial condition, liabilities, operations, or prospects of the Company;

D. Destruction, damage to, or loss of any of the assets (whether or not covered by insurance) that materially adversely affects the assets or the financial condition, business, operations, or prospects of the Company;

E. Loss of employees, suppliers, or customers or other event or condition of any character adversely affecting the assets, the business, or the financial condition, operations, or prospects of the Company;

F. Change in accounting methods or practices (including, without limitation, any change in depreciation or amortization policies or rates) by the Company;

G. Revaluation by the Company of any assets or the business;

H. Acquisition or disposition of any assets, except in the Ordinary Course of business;

I. Amendment or termination of any Contract to which the Company is a party, except in the Ordinary Course of business;

J. Loan by the Company to any Person, or guaranty by the Company of any loan;

K. Mortgage, pledge, security interest, lien, or other Encumbrance of any of the assets or the business;

L. Other event or condition of any character that has or might have an material adverse effect on the assets, the business, or the financial condition, operations, or prospects of the Company;

M. Incurrence of any liability or obligation (whether absolute, accrued, or contingent) affecting the Company other than usual and customary sales tax obligations accrued but for which returns on not yet due and income tax obligations, if any;

N. Distribution on account of any class of stock or other equity security, including, without limitation, any dividend or redemption, other than the normal and customary monthly distributions made to Stein and Getz, not to exceed $5,000 per shareholder per month;

O.  Payment (except in the Ordinary Course of business) or an increase by the Company of any bonuses, salaries, or other compensation to any shareholder, director, officer, equity owner, agent, or employee of the Company or entry into any employment, severance, or similar Contract with any shareholder, director, officer, equity owner, agent, or employee of the Company; and

P. Agreement by the Company to do any of the things described in the preceding Subsections A through O, inclusive.

4.10. Litigation and Claims.  Company and Company Shareholders are not parties to any and to the best of Company’s and Company Shareholder’s Knowledge, there are no pending or threatened Proceedings against Company or Company Shareholders or affecting the assets, the business, the operation and conduct of the business or its prospects, or challenging the validity or propriety of or seeking to enjoin or to set aside the Contemplated Transactions.  To Company’s and Company Shareholders’ Knowledge, there is no basis for the assertion of any Proceeding.  Company and Company Shareholders are not parties to any judgment or decree, nor are Company or Company Shareholders in default with respect to any Order of any Governmental Entity which will, or is likely to, affect the assets, the business, Company’s title thereto, the ability of Company or Company Shareholders to perform their respective obligations under this Agreement, or the business or prospects of Company.

4.11. Compliance with Laws.  Company is in compliance with, and not in default under, any applicable Legal Requirement in connection with the ownership and use of the assets and the conduct and operation of the business.  Company holds all required franchises, permits, licenses, certificates, and Government Authorizations necessary or appropriate in connection with the ownership and use of the assets and the conduct and operation of the business and all are current and valid as of the Effective Date and will be current and valid as of the Closing.

4.12. Intellectual Property.  Schedule 4.12 of the Company Disclosure Schedule contains a correct and complete list of all Intellectual Property.  Company owns and possesses all right, title, and interest in and to the Intellectual Property, free and clear of all Encumbrances, and Company is not aware of any claim that has been made or threatened by any third party against Company contesting the validity, enforceability, use, or ownership of the Intellectual Property.  Company has, and immediately after the Closing Purchaser will have, the right and authority to use the Intellectual Property in the operation of the business as presently conducted.  To Company’s and Company Shareholders’ Knowledge, such use does not and will not conflict with, infringe upon, or violate the proprietary rights of, any other Person.  Neither Company nor any of its officers, directors, shareholders, equity owners, agents, or employees have received any notice of, or are aware of, any fact which would indicate a likelihood of, any infringement of, misappropriation by, or conflict with any third party with respect to the Intellectual Property.  To Company’s and Company Shareholders’ Knowledge, Company has not infringed, misappropriated, or otherwise engaged in any conduct which conflicted with any proprietary rights of any third parties in the Intellectual Property, nor are Company or Company Shareholders aware of any infringement, misappropriation, or conflict which will occur as a result of the continued operation of the business as presently conducted.  The Contemplated Transactions will not adversely affect Company’s rights with respect to the Intellectual Property or Company’s ability to transfer to Purchaser Company’s right, title, and interest in and to the Intellectual Property.  All registrations relating to the Intellectual Property were validly issued and are currently in full force and effect.  Company and Company Shareholders will execute such documents, Contracts, and other instruments as may be necessary and will otherwise cooperate with Purchaser to have any such registrations assigned to Purchaser or re-registered in Purchaser’s name.  Company has not granted to any third party any license, right, or other interest in the Intellectual Property.  Company has taken all action necessary or appropriate to protect its rights with respect to the Intellectual Property, and will continue to preserve and protect its rights in the Intellectual Property prior to the Closing.

4.13. Title to Assets.  Company has good and marketable title to the assets, free and clear of all Encumbrances or other restrictions or other rights of third parties.  All assets are in operating condition and repair, reasonable wear and tear excepted.

4.14. Contractual Rights.  Schedule 4.14 of the Company Disclosure Schedule contains a correct and complete list of all Contracts, written or oral, to which Company is a party and which affect the assets, the business, Company’s title to the assets, or the operation and conduct of Company’s title to the assets, including, without limitation, leases (whether as lessor or lessee), guaranties, indemnifications of any third Person, licenses, commission agreements, distribution and advertising agreements, loan agreements (whether as borrower or lender), franchises and permits, distributors’ or manufacturers’ representative or agency agreements, output and requirements agreements, agreements not entered into in the Ordinary Course of business or, if in the Ordinary Course of business, exceeding $10,000, whether to be paid or received by Company, and any Contract requiring performance by Company of any obligation for a period of time extending beyond one year from the Closing Date, together with the contract date, the term, all parties thereto, the subject matter, and the amount.  Company has performed all obligations required to be performed to date under such Contracts and is not in default under any such Contracts.  To the Knowledge of Company and Company Shareholders, there is no event that, with notice or lapse of time, or both, would constitute a default by any party to any such Contracts, and no party to any such Contracts intends to cancel or terminate such Contracts.  Company is not a party to, nor are its properties bound by, any Contract that may have an adverse effect on Company’s financial condition, assets, prospects, or the business.

4.15. Accounts Receivable.  All accounts receivable that are reflected on the Company Financial Statements or on the accounting records of Company as of the Closing Date represent or will represent valid obligations arising from sales actually made or services actually performed by Company in the Ordinary Course of business.  Except to the extent paid prior to the Closing Date, such accounts receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Company Financial Statements or on the accounting records of Company as of the Closing Date.  Subject to such reserves, each of such accounts receivable either has been or will be collected in full, without any setoff, within 90 days after the day on which it first becomes due and payable.  There is no contest, claim, defense, or right of setoff, other than returns in the Ordinary Course of business of Company, under any Contract with any account debtor of an account receivable relating to the amount or validity of such account receivable.  Schedule 4.15 of the Company Disclosure Schedule contains a correct and complete list of all accounts receivable of Company as of the date of the last audited balance sheet of Company, which list sets forth the aging of each such account receivable.

4.16. Inventory.  All items included in the Inventory consist of a quality and quantity usable and, with respect to finished goods, saleable, in the Ordinary Course of business of Company, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Company Financial Statements or on the accounting records of Company as of the Closing Date, as the case may be.  Company is not in possession of any inventory not owned by Company, including goods already sold.  All of the Inventory has been valued at the lower of cost or market value on a last in, first out basis.  Inventory now on hand that was purchased after the date of the last audited balance sheet of Company was purchased in the Ordinary Course of business of Company at a cost not exceeding market prices prevailing at the time of purchase.  The quantities of each item of Inventory are not excessive but are reasonable in the present circumstances of Company.  Work-in-process Inventory is now valued, and will be valued on the Closing Date, according to GAAP.

4.17. No Undisclosed Liabilities.  Company has no known liabilities or obligations, except for liabilities and obligations reflected or reserved against in the last unaudited balance sheet of Company and current liabilities incurred in the Ordinary Course of business of Company since the date of the Interim Balance Sheets, true and correct copies of which have been delivered to the Purchaser.

4.18. Tax Impact of Transaction.  Each of Company and Company Shareholders has consulted with a qualified attorney, tax advisor, or accountant or has elected not to do so, and assumes the risk of all potential income Tax risks associated with the Contemplated Transactions.

4.19. Brokers.  No broker or finder has acted for Company or Company Shareholders in connection with this Agreement or the Contemplated Transactions and no broker or finder is entitled to any brokerage commissions, finder’s fees, or other compensation based on agreements or arrangements made by Company or Company Shareholders.

4.20. Capital Structure.  The authorized and outstanding capital stock or other equity securities of Company (immediately prior to the Closing) having voting rights under applicable law, Company’s Articles of Incorporation and Bylaws, or other agreements with Company and the owners of its capital stock or other equity securities are listed on Schedule 4.20 of the Company Disclosure Schedule.  No other principal, officer, director, shareholder, employee, agent, or other Person has received or is entitled to receive or has any rights or claims to any equity ownership of Company.

4.21. Taxes.

A. Company has timely filed (or caused to be filed) all federal, state, local, and foreign Tax returns, reports, and information statements required to be filed by Company, which returns, reports, and statements are true, correct, and complete in all material respects, and paid all Taxes required to be paid as shown on such returns, reports, and statements.  All Taxes required to be paid in respect of the periods covered by such returns (“Return Periods”) have either been paid or fully accrued on the books of Company.  Company has fully accrued all unpaid Taxes in respect of all periods (or the portion of any such periods) subsequent to the Return Periods.  There is no material difference between the amounts of the book basis and the Tax basis of any assets of Company that is not reflected in an appropriate accrual of deferred Tax liability on the books of Company.  No deficiencies or adjustments for any Tax have been claimed, proposed, or assessed, or to the Knowledge of Company and Company Shareholders, threatened.  The Company Disclosure Schedule accurately sets forth the years for which Company’s federal and state income Tax returns have been audited and any years which are the subject of a pending audit by the IRS and any other applicable Governmental Entity.  Company is not subject to any pending or, to the Knowledge of Company and Company Shareholders, threatened Tax audit or examination and Company has not waived any statutes of limitation with respect to the assessment of any Tax.  Company has provided Purchaser true and correct copies of all tax returns, information, statements, reports, work papers, and other Tax data reasonably requested by Purchaser.  No consent or agreement has been made under Section 341 of the Code by or on behalf of Company or any predecessor thereof.

B. There are no liens or other Encumbrances for Taxes upon the assets or the business, except for Taxes that are not yet payable.  Company has not entered into any Contracts, waivers, or other arrangements in respect of the statutes of limitations in respect of its Taxes or Tax returns.  Company has withheld all Taxes required to be withheld in respect of wages, salaries, and other payments to all employees, officers, shareholders, agents, and directors and has timely paid all such amounts withheld to the proper taxing authority.

4.22. Certain Agreements.  Neither the execution and delivery of this Agreement, nor the consummation of the Contemplated Transactions will: (i) result in any payment by Company (including, without limitation, severance, unemployment compensation, parachute payment, bonus, or otherwise) becoming due to any director, employee, agent, shareholder, officer, equity owner, or independent contractor of Company under any plan, Contract, or otherwise; (ii) materially increase any benefits otherwise payable under any plan or Contract; or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

4.23. Employee Benefits.

A. Schedule 4.23.A. of the Company Disclosure Schedule sets forth a complete and correct list of all “employee benefit plans” as defined by Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), all specified fringe benefit plans as defined in Section 6039D of the Code, and all other bonus, incentive-compensation, deferred-compensation, profit-sharing, stock-option, stock-appreciation-right, stock-bonus, stock-purchase, employee-stock-ownership, savings, severance, change-in-control, supplemental-unemployment, layoff, salary-continuation, retirement, pension, health, life-insurance, disability, accident, group-insurance, vacation, holiday, sick-leave, fringe-benefit, or welfare plan, and any other employee compensation or benefit plan, Contract, policy, practice, commitment, or understanding (whether qualified or nonqualified, currently effective or terminated, written or unwritten) and any trust, escrow, or other Contract related thereto that (i) is maintained or contributed to by Company or any other Person controlled by, controlling, or under common control with Company (within the meaning of Section 414 of the Code or Section 4001(a)(14) or 4001(b) of ERISA) (“ERISA Affiliate”) or has been maintained or contributed to in the last six years by Company or any ERISA Affiliate, or with respect to which Company or any ERISA Affiliate has or may have any liability, and (ii) provides benefits or describes policies or procedures applicable to any current or former member, manager, director, officer, employee, or service provider of Company or any ERISA Affiliate, or the dependents of any thereof, regardless of how (or whether) liabilities for the provision of benefits are accrued or assets are acquired or dedicated with respect to the funding thereof (collectively the “Employee Plans”).  Schedule 4.23.A. of the Company Disclosure Schedule also identifies as such any Employee Plan that is: (a) a “Defined Benefit Plan” (as defined in Section 414(l) of the Code); (b) a plan intended to meet the requirements of Section 401(a) of the Code; (c) a “Multiemployer Plan” (as defined in Section 3(37) of ERISA); or (d) a plan subject to Title IV of ERISA, other than a Multiemployer Plan.  Also set forth on Schedule 4.23.A. of the Company Disclosure Schedule is a complete and correct list of all ERISA Affiliates of Company during the last six years.

B. Company has delivered to Purchaser true, accurate, and complete copies of: (i) the documents comprising each Employee Plan (or, with respect to any Employee Plan which is unwritten, a detailed written description of eligibility, participation, benefits, funding arrangements, assets, and any other matters which relate to the obligations of Company or any ERISA Affiliate); (ii) all trust agreements, insurance Contracts, or any other funding instruments related to the Employee Plans; (iii) all rulings, determination letters, no-action letters, or advisory opinions from the United States Internal Revenue Service (and, to the extent relevant, the United States Department of the Treasury) (the “IRS”), the United States Department of Labor, the Pension Benefit Guaranty Corporation (“PBGC”), or any other Governmental Entity that pertain to each Employee Plan and any open requests therefor; (iv) the most recent actuarial and financial reports (audited and/or unaudited) and the annual reports filed with any Government Entity with respect to the Employee Plans during the current year and each of the three preceding years; (v) all collective bargaining agreements pursuant to which contributions to any Employee Plan(s) have been made or obligations incurred (including both pension and welfare benefits) by Company or any ERISA Affiliate, and all collective bargaining agreements pursuant to which contributions are being made or obligations are owed by such entities; (vi) all securities registration statements filed with respect to any Employee Plan; (vii) all Contracts with third-party administrators, actuaries, investment managers, consultants, and other independent contractors that relate to any Employee Plan; (viii) with respect to Employee Plans that are subject to Title IV of ERISA, the Form PBGC-1 filed for each of the three most recent plan years; and (ix) all summary plan descriptions, summaries of material modifications and memoranda, employee handbooks, and other written communications regarding the Employee Plans.

C. Except as disclosed in Schedule 4.23.C. of the Company Disclosure Schedule, full payment has been made of all amounts that are required under the terms of each Employee Plan to be paid as contributions with respect to all periods prior to and including the last day of the most recent fiscal year of such Employee Plan ended on or before the Effective Date and all periods thereafter prior to the Closing Date, and no accumulated funding deficiency or liquidity shortfall (as those terms are defined in Section 302 of ERISA and Section 412 of the Code) has been incurred with respect to any such Employee Plan, whether or not waived.  The value of the assets of each Employee Plan exceeds the amount of all benefit liabilities (determined on a plan termination basis using the actuarial assumptions established by the PBGC as of the Closing Date) of such Employee Plan.  Company is not required to provide security to an Employee Plan under Section 401(a)(29) of the Code.  The funded status of each Employee Plan that is a Defined Benefit Plan is disclosed on Schedule 4.23.C. of the Company Disclosure Schedule in a manner consistent with the Statement of Financial Accounting Standards No. 87.  Company has paid in full all required insurance premiums, subject only to normal retrospective adjustments in the ordinary course, with regard to the Employee Plans for all policy years or other applicable policy periods ending on or before the Closing Date.

D. Except as disclosed in Schedule 4.23.D. of the Company Disclosure Schedule, no Employee Plan, if subject to Title IV of ERISA, has been completely or partially terminated, nor has any event occurred nor does any circumstance exist that could result in the partial termination of such Employee Plan.  The PBGC has not instituted or threatened a Proceeding to terminate or to appoint a trustee to administer any of the Employee Plans pursuant to Subtitle 1 of Title IV of ERISA, and no condition or set of circumstances exists that presents a material risk of termination or partial termination of any of the Employee Plans by the PBGC.  None of the Employee Plans has been the subject of, and no event has occurred or condition exists that could be deemed, a reportable event (as defined in Section 4043 of ERISA) as to which a notice would be required (without regard to regulatory monetary thresholds) to be filed with the PBGC.  Company has paid in full all insurance premiums due to the PBGC with regard to the Employee Plans for all applicable periods ending on or before the Closing Date.

E. Neither Company, nor Company Shareholders, nor any ERISA Affiliate has any liability or has Knowledge of any facts or circumstances that might give rise to any liability, and the Contemplated Transactions will not result in any liability (i) for the termination of or withdrawal from any Employee Plan under Sections 4062, 4063 or 4064 of ERISA, (ii) for any Encumbrance imposed under Section 302(f) of ERISA or Section 412(n) of the Code, (iii) for any interest payments required under Section 302(e) of ERISA or Section 412(m) of the Code, (iv) for any excise Tax imposed by Section 4971 of the Code, (v) for any minimum funding contributions under Section 302(c)(11) of ERISA or Section 412(c)(11) of the Code, or (vi) for withdrawal from any Multiemployer Plan under Section 4201 of ERISA.

F. Company has, at all times, complied, and currently complies, in all material respects with the applicable continuation requirements for its welfare benefit plans, including (1) Section 4980B of the Code (as well as its predecessor provision, Section 162(k) of the Code) and Sections 601 through 608, inclusive, of ERISA, which provisions are hereinafter referred to collectively as “COBRA”, and (2) any applicable state statutes mandating health insurance continuation coverage for employees.

G. To the best of Company’s Knowledge, the form of all Employee Plans is in compliance with the applicable terms of ERISA, the Code, and any other applicable laws, including the Americans with Disabilities Act of 1990, the Family Medical Leave Act of 1993, and the Health Insurance Portability and Accountability Act of 1996, and such plans have been operated in compliance with such laws and the written Employee Plan documents.  Neither Company nor any fiduciary of an Employee Plan has violated the requirements of Section 404 of ERISA.  All required reports and descriptions of the Employee Plans (including Internal Revenue Service Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions and Summaries of Material Modifications) have been (when required) timely filed with the IRS, the U.S. Department of Labor, or other Governmental Entity and distributed as required, and all notices required by ERISA or the Code or any other Legal Requirement with respect to the Employee Plans have been appropriately given.

H. Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, and Company and Company Shareholders have no Knowledge of any circumstances that will or could result in revocation of any such favorable determination letter.  Each trust created under any Employee Plan has been determined to be exempt from taxation under Section 501(a) of the Code, and Company and Company Shareholders are not aware of any circumstance that will or could result in a revocation of such exemption.  Each Employee Welfare Benefit Plan (as defined in Section 3(1) of ERISA) that utilizes a funding vehicle described in Section 501(c)(9) of the Code or is subject to the provisions of Section 505 of the Code has been the subject of a notification by the IRS that such funding vehicle qualifies for tax-exempt status under Section 501(c)(9) of the Code or that the plan complies with Section 505 of the Code, unless the IRS does not, as a matter of policy, issue such notification with respect to the particular type of plan.  With respect to each Employee Plan, no event has occurred or condition exists that will or could give rise to a loss of any intended tax consequence or to any Tax under Section 511 of the Code.

I. There is no material pending or threatened Proceeding relating to any Employee Plan, nor is there any basis for any such Proceeding.  Neither Company nor any fiduciary of an Employee Plan have engaged in a transaction with respect to any Employee Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject Company or Purchaser to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(l) of ERISA or a violation of Section 406 of ERISA.  The Contemplated Transactions will not result in the potential assessment of a Tax or penalty under Section 4975 of the Code or Section 502(l) of ERISA nor result in a violation of Section 406 of ERISA.

J. Company has maintained workers’ compensation coverage as required by applicable state law through purchase of insurance and not by self-insurance or otherwise, except as disclosed to Purchaser on Schedule 4.23.J. of the Company Disclosure Schedule.

K. The consummation of the Contemplated Transactions will not accelerate the time of vesting or the time of payment, or increase the amount, of compensation due to any member, manager, director, employee, officer, former employee, or former officer of Company.  There are no Contracts or arrangements providing for payments that could subject any Person to liability for Tax under Section 4999 of the Code.

L. Except for the continuation coverage requirements of COBRA, Company has no obligations or potential liability for benefits to employees, former employees, or their respective dependents following termination of employment or retirement under any of the Employee Plans that are Employee Welfare Benefit Plans.

M. None of the Contemplated Transactions will result in an amendment, modification, or termination of any of the Employee Plans.  No written or oral representations have been made to any employee or former employee of Company promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life, or disability coverage for any period of time beyond the end of the current plan year (except to the extent of coverage required under COBRA).  No written or oral representations have been made to any employee or former employee of Company concerning the employee benefits of Purchaser.

N. With respect to any Employee Plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (“Multiemployer Plan”), and any other Multiemployer Plan to which Company has at any time had an obligation to contribute all contributions required by the terms of such Multiemployer Plan and any collective bargaining agreement have been made when due; and Company would not be subject to any withdrawal liability under Part 1 of Subtitle E of Title IV of ERISA if, as of the date hereof, Company was to engage in a “complete withdrawal” (as defined in ERISA Section 4203) or a “partial withdrawal” (as defined in ERISA Section 4205) from such Multiemployer Plan.

4.24. Compliance With Legal Requirements; Governmental Authorizations.

A. Except as set forth in Schedule 4.24.A. of the Company Disclosure Schedule:

(i) To the best of Company’s Knowledge, Company is, and at all times has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of the business or the ownership or use of the assets;

(ii) To the best of Company’s Knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by Company of, or a failure on the part of Company to comply with, any Legal Requirement, or (B) may give rise to any obligation on the part of Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

(iii) Company has not received any notice or other communication (whether oral or written) from any Governmental Entity or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

B. Schedule 4.24.B. of the Company Disclosure Schedule contains a complete and accurate list of each Governmental Authorization that is held by Company or that otherwise relates to the business or the assets.  Each Governmental Authorization listed or required to be listed on Schedule 4.24.B. of the Company Disclosure Schedule is valid and in full force and effect.

C. Except as set forth in Schedule 4.24.C. of the Company Disclosure Schedule:

(i) To the best of Company’s Knowledge, Company is, and at all times has been, in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Schedule 4.24.B. of the Company Disclosure Schedule;

(ii) To the best of Company’s Knowledge, no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result, directly or indirectly, in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Schedule 4.24.B. of the Company Disclosure Schedule, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Schedule 4.24.B. of the Company Disclosure Schedule;

(iii) Company has not received any notice or other communication (whether oral or written) from any Governmental Entity or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and

(iv) all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Schedule 4.24.B. of the Company Disclosure Schedule have been duly filed on a timely basis with the appropriate Governmental Entities, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Entities.

(v) The Governmental Authorizations listed in Schedule 4.24.B. of the Company Disclosure Schedule collectively constitute all of the Governmental Authorizations necessary to permit Company to lawfully conduct and operate the business in the manner in which it currently conducts and operates such business and to permit Company to own and use the assets in the manner in which it currently owns and uses such assets.

4.25. Environmental Matters.  Except as disclosed in Schedule 4.25 of the Company Disclosure Schedule:

A. To the best of Company’s Knowledge, Company is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law.  Neither Company nor Company Shareholders has any basis to expect, nor has either of them or any other Person for whose conduct they are or may be held to be responsible received, any actual or threatened order, notice, or other communication from (i) any Governmental Entity or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any Facility, the assets, or other property or assets (whether real, personal, or mixed) in which Company has or had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by Company or any other Person for whose conduct it is or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

B. There are no pending or, to the Knowledge of Company and Company Shareholders, threatened claims, Encumbrances, or other restrictions of any nature resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law with respect to or affecting any Facility, the assets, or any other property or assets (whether real, personal, or mixed) in which Company has or had an interest.

C. Neither Company nor Company Shareholders has any Knowledge of or any basis to expect, nor has either of them, or any other Person for whose conduct they are or may be held responsible, received, any citation, directive, inquiry, notice, Order, summons, warning, or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any Facility, the assets, or property or assets (whether real, personal, or mixed) in which Company has or had an interest, or with respect to any property or Facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by Company or any other Person for whose conduct it is or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

D. Neither Company nor any other Person for whose conduct it is or may be held responsible has any Environmental, Health, and Safety Liabilities with respect to any Facility or, to the Knowledge of Company and Company Shareholders, with respect to any other property or asset (whether real, personal, or mixed) in which Company (or any predecessor) has or had an interest or at any property geologically or hydrologically adjoining any Facility, the Real Property, the assets, or any such other property or assets.

E. There are no Hazardous Materials present on or in the Environment at any Facility or the Real Property or at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, aboveground or underground storage tanks, landfills, land deposits, dumps, equipment (whether movable or fixed), or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facility or the Real Property or any adjoining property, or incorporated into any structure therein or thereon.  Neither Company nor any Person for whose conduct it is or may be held responsible, or to the Knowledge of Company and Company Shareholders, any other Person, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to any Facility, the Real Property, the assets, or any other property or assets (whether real, personal, or mixed) in which Company has or had an interest, except in full compliance with all applicable Environmental Laws.

F. There has been no Release or, to the Knowledge of Company and Company Shareholders, threat of Release, of any Hazardous Materials at or from any Facility, the Real Property, or at any other location where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by any Facility, the Real Property, or from any other property or asset (whether real, personal, or mixed) in which Company has or had an interest, or, to the Knowledge of Company and Company Shareholders, any geologically or hydrologically adjoining property, whether by Company or any other Person.

G. Company has delivered to Purchaser true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Company pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or the Real Property, or concerning compliance, by Company or any other Person for whose conduct they are or may be held responsible, with Environmental Laws.

4.26. Employees.

A. Schedule 4.26.A. of the Company Disclosure Schedule contains: (a) a complete and accurate list of the following information for each employee, director, officer, independent contractor, consultant, and agent of Company, including each employee on leave of absence or layoff status: employer; name; job title; date of hiring or engagement; date of commencement of employment or engagement; current compensation paid or payable; sick and vacation leave that is accrued but unused; and service credited for purposes of vesting and eligibility to participate under any Employee Plan, or any other employee or director benefit plan; (b) a complete and accurate list of the following information for each retired employee, director, officer, independent contractor, consultant, and agent of Company, or their dependents, receiving benefits or scheduled to receive benefits in the future: name; pension benefits; pension option election; retiree medical insurance coverage; retiree life insurance coverage; and other benefits; and (c) a complete and accurate list of the number of employees terminated by Company in the past five years and a complete and accurate list of the following information for each employee of Company who has been terminated or laid off, or whose hours of work have been reduced by more than 50.0% by Company, in the six months prior to the Effective Date: (i) the date of such termination, layoff, or reduction in hours; (ii) the reason for such termination, layoff, or reduction in hours; and (iii) the location to which the employee was assigned;

B. Company has not violated the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any Legal Requirement.

C. To the Knowledge of Company and Company Shareholders, no member, manager, officer, director, agent, employee, consultant, or contractor of Company is bound by any Contract that purports to limit the ability of such member, manager, officer, director, agent, employee, consultant, or contractor (i) to engage in or continue or perform any conduct, activity, duties, or practice relating to the business, or (ii) to assign to Company or to any other Person any rights to any invention, improvement, or discovery.  No former or current employee or agent of Company is a party to, or is otherwise bound by, any Contract that in any way adversely affected, affects, or will affect the ability of Company or Purchaser to conduct the business as heretofore carried on by Company.

4.27. Labor Disputes; Compliance.

A. To the best of Company’s Knowledge, Company has complied in all respects with all Legal Requirements relating to employment practices, terms, and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, and collective bargaining, the payment of social security, and similar Taxes and occupational safety and health.  Company is not liable for the payment of any Taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

B. Except as disclosed in Schedule 4.27.B. of the Company Disclosure Schedule: (i) Company has not been, and is not now, a party to any collective bargaining agreement or other labor Contract; (ii) there has not been, there is not presently pending or existing, and to Company’s and Company Shareholders’ Knowledge, there is not threatened, any strike, slowdown, picketing, work stoppage, or employee grievance process involving Company or the business; (iii) to Company’s and Company Shareholders’ Knowledge, no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute; (iv) there is not pending or, to Company’s and Company Shareholders’ Knowledge, threatened against or affecting Company any Proceeding relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed with the National Labor Relations Board or any comparable Governmental Entity, and there is no organizational activity or other labor dispute against or affecting Company, the business, or the assets; (v) no application or petition for an election of or for certification of a collective bargaining agent is pending; (vi) no grievance or arbitration Proceeding exists that might have an adverse effect upon Company or the conduct of the business; (vii) there is no lockout of any employees by Company, and no such action is contemplated by Company; and (viii) to Company’s and Company Shareholders’ Knowledge, there has been no charge of discrimination filed against or threatened against Company with the Equal Employment Opportunity Commission or similar Governmental Entity.

4.28. Relationships With Related Persons.  Except as disclosed in Schedule 4.28 of the Company Disclosure Schedule, neither Company nor Company Shareholders nor any member of Company Shareholders’ family has or had any interest in any property (whether real, personal, or mixed and whether tangible or intangible) used in or pertaining to the business.  Neither Company nor Company Shareholders nor any member of Company Shareholders’ family owns or has owned of record or as a beneficial owner, an equity interest or any other financial or profit interest in any Person that has (a) had business dealings or a material financial interest in any transaction with Company other than business dealings or transactions disclosed in Schedule 4.28 of the Company Disclosure Schedule, each of which has been conducted in the Ordinary Course of business with Company at substantially prevailing market prices and on substantially prevailing market terms, or (b) engaged in competition with Company with respect to any line of the products or services of Company (a “Competing business”) in any market presently served by Company, except for ownership of less than 1.0% of the outstanding capital stock of any Competing business that is publicly traded on any recognized exchange or in the over-the-counter market.  Except as set forth in Schedule 4.28 of the Company Disclosure Schedule, neither Company nor Company Shareholders nor any member of Company Shareholders’ family is a party to any Contract with, or has any claim or right against, Company.

4.29. Processing Equipment; Flow Diagrams.  Schedule 4.29 of the Company Disclosure Schedule contains a complete and accurate engineering diagram of Company’s processing and storage equipment and related flow diagrams relating to the business and the assets.

4.30. Full Disclosure.  The representations, warranties, covenants, and statements of Company and Company Shareholders in this Agreement, the Ancillary Documents, and in any other certificate, instrument, Contract, or other document furnished by Company or Company Shareholders pursuant to this Agreement and the Ancillary Documents or in connection with the Contemplated Transactions are complete, current, and accurate, do not contain or will not contain any untrue statement of material fact, and do not omit or will not omit to state any material fact necessary to make each representation, warranty, covenant, or statement accurate and not misleading in any material respect.  Company and Company Shareholders have, and prior to Closing will have, provided to Purchaser, in writing, any information necessary to ensure that all representations, warranties, covenants, or statements made by Company and Company Shareholders to Purchaser are complete, current, and accurate and are not misleading in any material respect.

5. Representations and Warranties of GlyEco and the Purchaser. GlyEco and the Purchaser represent and warrants to Company and Company Shareholders that, as of the as of the Effective Date, and again on the Closing Date as though such representations and warranties were made on and as of the Closing Date:

5.1. Organization and Standing.  GlyEco is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada.  Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Arizona.  GlyEco and Purchaser have the requisite corporate power and corporate authority to own, lease, and operate its properties and are duly authorized and licensed to carry on its business in the places where and in the manner in which its businesses are presently being conducted.

5.2. Capacity.  GlyEco and Purchaser, and the persons executing this Agreement on GlyEco and Purchaser’s behalf have full corporate power, legal capacity, and authority to execute and deliver this Agreement, to consummate the Contemplated Transactions, and to perform its obligations under this Agreement.  The execution and delivery of this Agreement, the consummation of the Contemplated Transactions, and the performance of GlyEco and Purchaser’s obligations under this Agreement have been duly authorized by the Board of Directors of GlyEco and Purchaser and the sole shareholder of Purchaser, and no other corporate proceedings on the part of GlyEco and Purchaser are necessary in connection therewith.  This Agreement and the Ancillary Documents constitute, and each other agreement or instrument to be executed and delivered by GlyEco and Purchaser in connection with this Agreement and the Ancillary Documents will constitute, valid and binding obligations of GlyEco and Purchaser, enforceable against GlyEco and Purchaser in accordance with their respective terms.

5.3. Authority.  Neither the execution and delivery of this Agreement by GlyEco and Purchaser, the consummation of the Contemplated Transactions, nor the performance of GlyEco and Purchaser’s obligations hereunder will: (a) violate any provision of the Certificate of Incorporation or Bylaws of GlyEco or Purchaser; (b) violate any statute, code, ordinance, rule, or regulation of any jurisdiction applicable to GlyEco or Purchaser, or its properties or assets; (c) violate any judgment, Order of any court, arbitrator, mediator, government, or Governmental Entity, which is binding upon GlyEco or Purchaser or which would have an adverse effect on its properties or assets; or (d) violate, breach, conflict with, constitute a default under, result in termination of, or accelerate the performance required by, any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, or other instrument or obligation to which GlyEco or Purchaser is a party or by which GlyEco or Purchaser or any of its properties or assets is bound.

5.4. Consents.  Notwithstanding the Articles of Merger, no consents, approvals, filings, or registrations with or by any Governmental Entity or any other Person are necessary in connection with the execution and delivery by GlyEco and Purchaser of this Agreement, the consummation by GlyEco and Purchaser of the Contemplated Transactions, or the performance of GlyEco and Purchaser’s obligations under this Agreement.

5.5. Brokers.  No broker or finder has acted for GlyEco or Purchaser in connection with this Agreement or the Contemplated Transactions and no broker or finder is entitled to any brokerage commissions, finder’s fees, or other compensation based on agreements or arrangements made by GlyEco or Purchaser.

6. Covenants of Company and Company Shareholders.  Company and the Company Shareholders covenant and agree as follows:

6.1. Right of Inspection.  From the Closing Date through the Effective Date, Company and Company Shareholders will (a) permit Purchaser and its authorized representatives to have full access to the assets and to Company’s properties, including the Real Property, during regular business hours, Purchaser shall use its best efforts to minimize any interruption of the business during such inspections (b) make Company’s employees and authorized representatives available to confer with Purchaser and its authorized representatives, and (c) make available to Purchaser and its authorized representatives all books, papers, and records relating to the assets, the business, and the liabilities which may be reasonably requested by Purchaser, including, without limitation, all books of account (including the general ledger), Tax records, organizational documents, minute books, Contracts, filings with any Governmental Entity, any financial operating data, and any other business information relating to the assets, the business, and the liabilities as Purchaser may from time to time request.  No such investigation by Purchaser will affect the representations, statements, covenants, and warranties of Company and Company Shareholders and each such representation, statement, covenant, and warranty will survive any such investigation.

6.2. Conduct of Business.  From the Closing Date until the Effective Date:

A. Company will conduct the business and will engage in transactions only in the usual and Ordinary Course of business and in a commercially reasonable manner and will do so diligently and in substantially the same manner as it has previously.  Company will use all commercially reasonable efforts to preserve the business and to preserve all present relationships of Company with, and the goodwill of, suppliers, customers, and others having a business relationship with Company.  Company also will protect the assets and maintain the business, Inventory, and Personal Property in good operating condition and repair, ordinary wear and tear excepted, and will, at Company’s sole cost and expense, repair, replace, or restore, as applicable, any item of Inventory or Personal Property which ceases to be in such condition.  Company will take all steps reasonably necessary to preserve all Contractual Rights and its rights in all Intellectual Property and Intangible Property.  Company also will maintain the business premises, including fixtures and heating, ventilation, cooling, plumbing, and electrical systems in good operating condition and repair and to maintain and leave the business premises in a clean and orderly condition;

B. Company will not, except in the usual and Ordinary Course of business or as otherwise consented to or approved by Purchaser in writing, or as permitted or required by this Agreement: (a) institute any method of manufacture, purchase, sale, lease, management, accounting, or operation that will vary from those methods used by Company as of the Effective Date; (b) cancel any existing policy of insurance; (c) enter into any new Contract, commitment, or other transaction not in the usual and Ordinary Course of business and, if in the usual and Ordinary Course of business, not in an amount exceeding $5,000 per transaction, or $10,000 in the aggregate; (d) make any capital expenditures in an amount exceeding $5,000; (e) sell, dispose of, or encumber any of the assets; (f) incur any new indebtedness or other liabilities other than in the usual and Ordinary Course of business, and, if in the usual and Ordinary Course of business, not in an amount exceeding $5,000 per transaction, or $10,000 in the aggregate; (g) waive or compromise any right or claim or cancel, without full payment, any note, loan, or other obligation owing to Company; (h) modify, amend, cancel, renew, or terminate any Contract, permit, approval, consent, ratification, waiver, or other authorization relating to the assets or the business; (i) take any action or fail to take any action which would cause any of Company’s or Company Shareholders’ representations and warranties herein to be untrue as of the Closing Date; or (j) enter into any agreement obligating Company to do any of the foregoing prohibited acts;

C. Company will maintain its corporate existence and powers and will not dissolve or liquidate; and

D. Company will not do any act or omit to do any act that will cause a breach or default of any Contract, obligation, lease, license, or other agreement to which Company is a party and which affects the assets, the business, and the liabilities, and any of Company’s title thereto or interest therein.

6.3. Consents.  Company will obtain any and all necessary consents, waivers, permits, approvals, and authorizations of, and to complete any and all filings or registrations with, all Governmental Entities which are necessary to consummate the Contemplated Transactions.  Company will obtain any and all consents, waivers, approvals, or authorizations of all other Persons as may be required for the merger. Purchaser agrees and covenants to cooperate with the procurement of such consents and shall provide materials in a timely manner requested by such Persons of which consents are required to consummate this transaction.

6.4. Cooperation.  Company and Company Shareholders will take or cause to be taken, all action and to do, or cause to be done, all things necessary, proper, or advisable to consummate the Contemplated Transactions and to perform Company’s and Company Shareholders’ obligations hereunder.

6.5. Disclosure of Changes.  Company and Company Shareholders will promptly notify Purchaser in writing of the following: (a) the commencement or threat of any threatened lawsuit, claim, or Proceeding against Company or affecting the assets, the business, or the liabilities, the operation and conduct of the business or Company’s prospects, or challenging the validity or propriety of or seeking to enjoin or to set aside the Contemplated Transactions; (b) any material adverse change in the financial condition of Company or the business; and (c) any change in any representations or warranties of Company or Company Shareholders set forth in this Agreement, any Ancillary Document, or in any exhibit, schedule, certificate, Contract, or other document delivered by Company and Company Shareholders in connection with to this Agreement, the Ancillary Documents, or the Contemplated Transactions.

6.6. Exclusivity; Acquisition Proposals.  Company and Company Shareholders will not (and will use their best efforts to ensure that none of Company’s officers, directors, members, managers, agents, representatives, employees, or affiliates) take or cause or permit any Person to take, directly or indirectly, any of the following actions with any party other than Purchaser: (i) solicit, encourage, initiate, or participate in any negotiations, inquiries, or discussions with respect to any offer or proposal to acquire the assets, the business, or the liabilities, whether by merger, consolidation, other business combination, purchase of assets, tender, or exchange offer or otherwise (each of the foregoing, an “Acquisition Transaction”); (ii) disclose, in connection with an Acquisition Transaction, any information not customarily disclosed to any Person other than Purchaser or its representatives concerning the assets, the business, or the liabilities, or afford to any Person other than Purchaser or their respective representatives access to Company’s properties, books, or records, except in the Ordinary Course of business and as required by law or pursuant to a request for information by any Governmental Entity; (iii) enter into or execute any agreement relating to an Acquisition Transaction; or (iv) make or authorize any public statement, recommendation, or solicitation in support of any Acquisition Transaction or any offer or proposal relating to an Acquisition Transaction.  In the event that Company or Company Shareholders are contacted by any third party expressing an interest in discussing an Acquisition Transaction, Company and Company Shareholders will promptly notify Purchaser in writing of such contact.

7. Obligations at Closing.

7.1. Company’s Obligations at Closing.  At the Closing, Company and Company Shareholders will deliver or cause to be delivered to Purchaser fully executed versions of the following:

A. All Ancillary Documents and other instruments of transfer, properly executed by Company or Company Shareholders, as the case may be, and acknowledged, relating to transferring and assigning to Purchaser all of Company’s right, title, and interest in and to the assets, the business, and the liabilities, including, without limitation, the following:

B. All Ancillary Documents and other instruments evidencing any and all consents, waivers, permits, approvals, authorizations, filings, or registrations as provided for in this Agreement;

C. The Company Disclosure Schedule;

D. The Noncompetition Agreement;

E. The Employment Letter;

F. The Lease Assignment, if necessary pursuant to the terms of the lease;

G. The Subscription Documents;

H. Documentation and information in sufficient form and detail as Purchaser and its chief financial officer and financial advisors may request relating to the completion of the Closing Financial Statements and the determination of Net Working Capital, which Net Working Capital will not be less than $50,000 at the Closing; and

I. A Company Closing Certificate, executed by the appropriate authorized representatives of Company, dated as of the Closing Date, in a form substantially identical to Exhibit F attached to this Agreement.

7.2. Purchaser’s Obligation at Closing.  On the Closing Date, Purchaser will deliver or cause to be delivered to Company Shareholders the following:

A. The Merger Consideration; and

B. A Purchaser Closing Certificate, executed by the Chief Executive Officer of Purchaser, dated as of the Closing Date, in a form substantially identical to Exhibit G attached to this Agreement.

8. Obligations After Closing.

8.1. Indemnification.

A. Company Shareholders’ Indemnification.  Company Shareholders, by virtue of receiving the Merger Consideration, will indemnify and hold Purchaser and its parents, subsidiaries, and related entities (and each of their respective officers, directors, managers, members, employees, agents, attorneys, parents, successors, and assigns) (collectively, the “Purchaser Indemnified Parties”) harmless for, from, and against any and all claims, losses, expenses, damages, obligations, deficiencies, or liabilities of any kind, including, without limitation, costs of investigation, interest, penalties, reasonable attorneys’ fees, and any and all costs, expenses, and fees incident to any suit, action, or Proceeding, incurred or sustained by the Purchaser Indemnified Parties which arise out of, result from, or are related to: (a) Company’s or Company Shareholders’ breach of any representation, warranty, condition, agreement, or covenant contained in this Agreement, any of the Ancillary Documents, or in any other instrument, Contract, or document executed and delivered by Company or Company Shareholders in connection with this Agreement, the Ancillary Documents, or the Contemplated Transactions; (b) the failure of any representation or warranty or other statement by Company or Company Shareholders contained in this Agreement, any of the Ancillary Documents, or in any other instrument, Contract, or document executed and delivered by Company or Company Shareholders in connection with this Agreement, the Ancillary Documents, or the Contemplated Transactions to be true and correct in all respects as of the Effective Date and as of the Closing Date; (c) any fees, expenses, or other payments incurred or owed by Company or Company Shareholders or any principal, officer, director, manager, member, shareholder, employee, or agent of Company to any agent, broker, or other firm or Person in connection with the Contemplated Transactions; (d) any noncompliance with any Bulk Sales Laws or fraudulent transfer laws in respect of the Contemplated Transactions; (e) any and all liabilities or obligations relating to the assets or the business arising out of the ownership or operation of the assets or the business on or prior to the Closing Date, including, without limitation, all Tax liabilities, liabilities for breach of contract, liabilities arising in tort, liabilities for materials sold or services rendered, and liabilities to any creditor; (f) any and all liabilities arising under any Environmental Laws or Occupational Safety and Health Laws; and (g) any and all liabilities or obligations arising out of or relating to any Employee Plans or other employee or labor matters.

B. GlyEco’s Indemnification of Company Shareholders.  Upon the Closing Date and at all times thereafter, Purchaser and GlyEco, jointly and severally agree to indemnify, defend and hold the Company Shareholder’s harmless for any and all debts, claims, obligations, moneys, loans, or other amounts for which Company Shareholder’s have provided personal guaranties.  This indemnity shall survive the Closing Date and shall remain effective until such time as all guaranties issued by Company Shareholders in connection with the operation of Company have lapsed or ceased to be effective or enforceable against Company Shareholders.

C. Environmental Indemnification.  Company Shareholders will indemnify and hold the Purchaser Indemnified Parties harmless for, from, and against any and all claims, losses, expenses, damages, obligations, deficiencies, or liabilities of any kind, including, without limitation, costs of investigation, interest, penalties, reasonable attorneys’ fees, and any and all costs, expenses, and fees incident to any suit, action, or Proceeding, incurred or sustained by the Purchaser Indemnified Parties which arise out of, result from, or are related to any Environmental Laws, including, without limitation: (a) a material diminution in value of the assets; (b) damages for the loss or restriction on use of rentable or usable space; (c) damages arising from any adverse impact on marketing of the assets or any improvements of or to the assets; or (d) costs incurred in connection with any investigation of site conditions or any changes, remedial, removal, or restoration work required by any Governmental Entity.

D. Claims; Defense.  Company Shareholders agrees that upon receipt of a third-party claim in respect of which indemnity may be sought under this Section 8.1, Company will Shareholders give written notice within two days of such claim (the “Notice of Claim”) to Purchaser.  Purchaser will be entitled, at its own cost and expense, to participate in the defense of any such claim or action against Company Shareholders.  Purchaser will have the right to assume the entire defense of such claim; provided, however, that: (a) Purchaser gives written notice of its desire to defend such claim (the “Notice of Defense”) to Company Shareholders within 15 days after Purchaser’s receipt of the Notice of Claim; (b) Purchaser’s defense of such claim will be without cost to Company Shareholders or prejudice their respective rights under this Section 8.1; (c) Purchaser will bear all costs and expenses in connection with the defense of such claim; (d) Company Shareholders will have the right, at their sole cost and expense, to have their counsel participate in the defense of such claim; and (e) Company Shareholders will have the right to receive periodic reports from Purchaser and Purchaser’s counsel with respect to the status and details of the defense of such claim and will have the right to make direct inquiries to Purchaser’s counsel in this regard.  Solely for the purpose of Section 8.1.C.(e) above, the Purchaser Indemnified Parties will waive their attorney-client privilege.

E. Survival.  The representations and warranties contained in this Agreement, the Ancillary Documents, or in any other instrument, Contract, or document executed and delivered by Company or Company Shareholders in connection with this Agreement, the Ancillary Documents, or the Contemplated Transactions will survive the termination of this Agreement or the Closing.  This Section 8.1.D. will not limit any covenant or agreement of the Parties to the extent the covenant or agreement contemplates performance after the Closing.

8.2. Transition.  Company will maintain the goodwill of Company’s suppliers, customers, and business, and will otherwise cooperate with Purchaser to effectuate a smooth and orderly transition in the operation and conduct of the business following the Closing Date.

8.3. Noncompetition Agreement.  Company Shareholders will comply with the terms and conditions of the Noncompetition Agreement.

8.4. Employees.  Purchaser will not be obligated to offer employment to any employee or principal of the Company, but Purchaser will have the right to employ employees and principals of Company as of the Closing Date, on terms and conditions established by Purchaser, in its sole and absolute discretion.

8.5. Further Assurances.  The Parties will cooperate reasonably with each other and with their respective representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and will: (i) furnish upon request to each other such further information; (ii) execute and deliver to each other such other documents; and (iii) do such other acts and things, all as any other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions.

8.6. Prorations.  Company and Company Shareholders will work together with Purchaser and will provide all necessary documentation to Purchaser in connection with the determination by the Parties of any prepaid items and other applicable items that will be prorated as of the Closing Date.

8.7. “Market Stand-Off” Agreement.  Company Shareholders agree that they will not sell or otherwise transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, of the Shares during the period commencing on the Closing Date and ending on a date determined by Purchaser, but in no event later than the last day of the twelfth month following the Closing.  Upon the first day of the thirteenth month following the Closing, Company Shareholders shall have full right to sell all Shares to any party it so determines. To further evidence this Agreement, Company Shareholders will execute a market standoff agreement with said underwriters and broking institutions in customary form consistent with the provisions of this Section 8.7.

                                          In order to enforce the foregoing agreements, Purchaser may impose stop-transfer instructions with respect to the Shares until the end of such period. Company Shareholders agree and acknowledge that a legend reading substantially as follows may be placed on all certificates representing the Shares:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A LOCK-UP PERIOD OF UP TO 12 MONTHS FROM THE DATE OF ISSUE OF THIS CERTIFICATE, AS SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE ORIGINAL HOLDER OF THESE SECURITIES, A COPY OF WHICH IS ON FILE AT THE COMPANY’S PRINCIPAL OFFICE. SUCH LOCK-UP PERIOD IS BINDING ON TRANSFEREES OF THESE SHARES.

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE SECURITIES ACT), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.

9.  Remedies Prior to or on Closing.

9.1. Remedies Prior to or on Closing.

A. In the event of any breach, inaccuracy, or default of any representation, warranty, covenant, agreement, condition, or other obligation of Company or Company Shareholders under this Agreement, any Ancillary Document, or under any other instrument, certificate, Contract, or document to be executed or delivered by Company or Company Shareholders in connection with this Agreement, any Ancillary Document, or the Contemplated Transactions, Purchaser may, in its sole and absolute discretion, and without prejudice to any rights or remedies Purchaser may have at law or in equity for any such breach or default, terminate this Agreement by delivering written notice of termination to Company on or before the Closing Date.  The notice will specify the breach or default on which the notice is based.  Notwithstanding the foregoing, the Parties agree that the assets and the business are unique and that, in the event of a breach or default by Company or Company Shareholders under this Agreement, it would be extremely impracticable to measure monetary damages and such damages would be an inadequate remedy for Purchaser.  Therefore, in the event of any such breach or default, Purchaser may, in its sole and absolute discretion, sue for specific performance in addition to any other available right or remedies.

B. In the event of any breach, inaccuracy, or default of any representation, warranty, covenant, agreement, condition, or other obligation of Purchaser under this Agreement, any Ancillary Document, or under any other instrument, certificate, Contract, or document to be executed or delivered by Purchaser in connection with this Agreement, any Ancillary Document, or the Contemplated Transactions, Company’s and Company Shareholders’ sole and exclusive remedy will be to terminate this Agreement by delivering written notice of termination to Purchaser on or before the Closing Date.  The notice will specify the breach or default on which the notice is based.

C. In the event of termination of this Agreement by any Party pursuant to this Section 9.1, this Agreement will become null and void, other than Sections 8 through 11 hereof, which will survive the termination of this Agreement or the Closing, and which will remain in full force and effect.  Upon termination, Purchaser will promptly deliver to Company and Company Shareholders and Company and Company Shareholders will deliver to Purchaser any and all documentation provided by each Party to the other pursuant to the terms and conditions of this Agreement.

9.2. Remedies Subsequent to Closing.  In the event of any breach or default of any representation, warranty, covenant, agreement, condition, or other obligation by any Party, the non-defaulting Party may pursue whatever rights and remedies are available to such Party at law or in equity, including, without limitation, the rights and remedies provided in this Agreement.

10. Confidentiality.

10.1. Definition of Confidential Information.   As used in this Section 10, “Confidential Information” includes any and all of the following information of Company, Purchaser, GlyEco, or Company Shareholders that has been or may hereafter be disclosed in any form, whether in writing, orally, electronically, or otherwise, or otherwise made available by observation, inspection, or otherwise by any Party (Purchaser and GlyEco, collectively, on the one hand, or Company and Company Shareholders, collectively, on the other hand) or their respective representatives (collectively, a “Disclosing Party”) to the other Party or Parties or their respective representatives (collectively, a “Receiving Party”): (i) all information that is a trade secret under applicable trade secret or other laws; (ii) all information concerning product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current, and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer hardware, software and computer software, and database technologies, systems, structures, and architectures; (iii) all information concerning the business and affairs of the Disclosing Party (which includes historical and current financial statements, financial projections and budgets, Tax returns and accountants’ materials, historical, current, and projected sales, capital spending budgets and plans, business plans, strategic plans, marketing and advertising plans, publications, client and customer lists and files, Contracts, the names and backgrounds of key personnel and personnel training techniques and materials, however documented), and all information obtained from review of the Disclosing Party’s documents or property or discussions with the Disclosing Party, regardless of the form of the communication; (iv) all notes, analyses, compilations, studies, summaries, and other material prepared by the Receiving Party to the extent containing or based, in whole or in part, upon any information included in the foregoing; and (v) the Contemplated Transactions and terms and conditions of this Agreement, the Ancillary Documents, and any agreements, certificates, instruments, and Contracts to be executed and delivered in connection herewith or therewith.

Any trade secrets of a Disclosing Party will also be entitled to all of the protections and benefits under applicable trade secret law and any other applicable law.  If any information that a Disclosing Party deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Section 10, such information will still be considered Confidential Information of that Disclosing Party for purposes of this Section 10 to the extent included within the definition.  In the case of trade secrets, each of Purchaser, Company, and Company Shareholders hereby waives any requirement that the other Party submit proof of the economic value of any trade secret or post a bond or other security.

10.2. Restricted Use of Confidential Information.  Each Receiving Party acknowledges the confidential and proprietary nature of the Confidential Information of the Disclosing Party and agrees that such Confidential Information: (i) will be kept confidential by the Receiving Party; (ii) will not be used for any reason or purpose other than to evaluate and consummate the Contemplated Transactions; and (iii) without limiting the foregoing, will not be disclosed by the Receiving Party to any Person, except in each case as otherwise expressly permitted by the terms and conditions of this Agreement or with the prior written consent of an authorized representative of Company with respect to the Confidential Information of Company or Company Shareholders (each, a “Company Contact”) or an authorized representative of Purchaser with respect to the Confidential Information of Purchaser (each, a “Purchaser Contact”).  Each of Purchaser, Company, and Company Shareholders will disclose the Confidential Information of the other Parties only to its representatives who require such material for the purpose of evaluating the Contemplated Transactions and are informed by Purchaser, Company, or Company Shareholders, as the case may be, of the obligations of this Section 10 with respect to such Confidential Information.  Each of Purchaser, Company, and Company Shareholders will: (a) enforce the terms of this Section 10 as to its respective representatives; (b) take such action to the extent necessary to cause its representatives to comply with the terms and conditions of this Section 10; and (c) be responsible and liable for any breach of the provisions of this Section 10 by it or its representatives.

Unless and until this Agreement is terminated, Company and Company Shareholders will maintain as confidential any Confidential Information of Company or Company Shareholders relating to any of the assets or the liabilities.  Notwithstanding the preceding sentence, Company and Company Shareholders may use any Confidential Information of Company before the Closing only in the Ordinary Course of business.

From and after the Closing, the provisions of this Section 10 will not apply to or restrict in any manner Purchaser’s use or disclosure of any Confidential Information of Company or Company Shareholders relating to the business or any of the assets or the liabilities.  Additionally, from and after the Effective Date, the provisions of this Section 10 will not apply to or restrict in any manner Purchaser’s use or disclosure of any Confidential Information of Company or Company Shareholders arising out of or relating to Purchaser’s fundraising activities (including, without limitation, disclosure to brokers, underwriters or other investors); provided, however, that the recipient of such Confidential Information agrees to maintain the confidential nature of such Confidential Information.

10.3. Exceptions.  This Section 10 does not apply to that part of the Confidential Information of a Disclosing Party that a Receiving Party demonstrates: (a) was, is, or becomes generally available to the public other than as a result of a breach of this Section 10 or any other applicable confidentiality agreement to which a Receiving Party or its representatives are bound; (b) was or is developed by the Receiving Party independently of and without reference to any Confidential Information of the Disclosing Party; or (c) was, is, or becomes available to the Receiving Party on a nonconfidential basis from a third party not bound by a confidentiality agreement or any legal, fiduciary, or other obligation restricting disclosure.  Neither Company nor Company Shareholders will disclose any Confidential Information of Company or Company Shareholders relating to the business or any of the assets or the liabilities in reliance on the exceptions in clauses (b) or (c) above.

10.4. Legal Proceedings.  If a Receiving Party becomes compelled in any Proceeding or is requested by a Governmental Entity having jurisdiction over the Contemplated Transactions to make any disclosure that is prohibited or otherwise constrained by this Section 10, that Receiving Party will provide the Disclosing Party with prompt written notice of such compulsion or request so that it may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Section 10.  In the absence of a protective order or other remedy, the Receiving Party may disclose that portion (and only that portion) of the Confidential Information of the Disclosing Party that, based upon advice of the Receiving Party’s counsel, the Receiving Party is legally compelled to disclose or that has been requested by such Governmental Entity; provided, however, that the Receiving Party will use reasonable efforts to obtain reliable assurances that confidential treatment will be accorded by any Person to whom any Confidential Information is so disclosed.  The provisions of this Section 10.4 do not apply to any Proceedings between the Parties.

10.5. Return or Destruction of Confidential Information.  If this Agreement is terminated, each Receiving Party will: (a) destroy all Confidential Information of the Disclosing Party prepared or generated by the Receiving Party without retaining a copy of any such material; (b) promptly deliver to the Disclosing Party all other Confidential Information of the Disclosing Party, together with all copies thereof, in the possession, custody, or control of the Receiving Party or, alternatively, with the written consent of a Company Contact or a Purchaser Contact (whichever represents the Disclosing Party), destroy all such Confidential Information; and (c) certify all such destruction in writing to the Disclosing Party; provided, however, that the Receiving Party may retain a list that contains general descriptions of the information it has returned or destroyed to facilitate the resolution of any controversies after the Disclosing Party’s Confidential Information is returned.

10.6. Attorney-Client Privilege.  The Disclosing Party is not waiving, and will not be deemed to have waived or diminished, any of its attorney work product protections, attorney-client privileges, or similar protections and privileges as a result of disclosing its Confidential Information (including Confidential Information related to pending or threatened litigation) to the Receiving Party, regardless of whether the Disclosing Party has asserted, or is or may be entitled to assert, such privileges and protections.  The Parties: (a) share a common legal and commercial interest in all of the Disclosing Party’s Confidential Information that is subject to such privileges and protections; (b) are or may become joint defendants in Proceedings to which the Disclosing Party’s Confidential Information covered by such protections and privileges relates; (c) intend that such privileges and protections remain intact should any Party become subject to any actual or threatened Proceeding to which the Disclosing Party’s Confidential Information covered by such protections and privileges relates; and (d) intend that after the Closing, the Receiving Party will have the right to assert such protections and privileges.  No Receiving Party will admit, claim, or contend, in Proceedings involving any Party or otherwise, that any Disclosing Party waived any of its attorney work-product protections, attorney-client privileges, or similar protections and privileges with respect to any information, documents, or other material not disclosed to a Receiving Party due to the Disclosing Party disclosing its Confidential Information (including Confidential Information related to pending or threatened litigation) to the Receiving Party.

11. General Provisions.

11.1. Publicity.  Prior to the Closing, GlyEco and Purchaser will not coordinate, create, or file any notices to third parties or any other publicity concerning the Contemplated Transactions, without the prior written approval of the Company; provided, however, that GlyEco may communicate with its underwriters or other investors in connection with GlyEco’s fundraising activities (including, without limitation, disclosures concerning the Contemplated Transactions as may be required for purposes of the potential Private Placement of GlyEco) or with the public through filings distributed under securities law and regulations.  Prior to and after the Closing, Company and Company Shareholders will not coordinate, create, or file any notices to third parties or any other publicity concerning the Contemplated Transactions without the prior written approval of Purchaser.  Any and all disclosures made in accordance with the securities laws shall take care to keep all Company’s trade secrets, recipes, processes and confidential material (“Company’s Trade Secrets”) secret.  Purchaser is not authorized to disclose any of Company’s Trade Secrets and Purchaser and Company agree that Company may seek injunctive relief to prevent such disclosures and a disclosure of Company’s Trade Secrets to the general public could be enormously prejudicial to Company’s business and the damages are difficult if not impossible to calculate.

11.2. Expenses.  Except as otherwise specifically provided in this Agreement, each Party will be responsible for its own fees, costs, and other expenses incurred in negotiating and preparing this Agreement and in closing and carrying out the Contemplated Transactions.

11.3. Survival of Representations, Warranties, and Covenants.  The respective representations, warranties, and covenants of Purchaser, Company, and Company Shareholders made in this Agreement, the Ancillary Documents, or in any certificate, Contract, instrument, or other document delivered in connection with this Agreement, the Ancillary Documents, or the Contemplated Transactions, including, without limitation, the obligations of indemnity, will survive the Closing Date and the consummation of the Contemplated Transactions, until the applicable statute of limitations has run, notwithstanding any examination made by or for the Party to whom such representations, warranties, or covenants were made, the Knowledge of any officers, directors, shareholders, employees, managers, members, or agents of the Party, or the acceptance of any certificate or opinion.

11.4. Notices.  All notices, requests, demands, and other communications required under this Agreement will be in writing and will be deemed duly given and received: (i) if personally delivered, on the date of delivery; (ii) if mailed, three days after deposit in the United States Mail, registered or certified, return receipt requested, postage prepaid and addressed as provided below; (iii) if by a courier delivery service providing overnight or “next-day” delivery, on the next business day after deposit with such service, addressed as follows:

If to Company and Company Shareholders:                   GSS Automotive Recycling, Inc.
Attn: John Stein
8464 Ardwick-Ardmore Rd.
Landover, MD 20785

If to Purchaser:                                                                    GlyEco Acquisition Corp. #7
Attn:  John d’Arc Lorenz II, President
4802 E. Ray Rd., Ste. 23-408
Phoenix, AZ 85044

If to GlyEco:                                                                         GlyEco, Inc. Attn:  John d’Arc Lorenz II, CEO
4802 E. Ray Rd., Ste. 23-408
Phoenix, AZ 85044

Any Party may change its above-designated address by giving the other Parties written notice of such change in the manner set forth herein.

11.5. Disclosure Schedule.  The information in the Company Disclosure Schedule constitutes (i) exceptions to particular representations, warranties, covenants, and obligations of Company and Company Shareholders, as applicable, as set forth in this Agreement, or (ii) descriptions or lists of information and other items referred to in this Agreement.  If there is any inconsistency between the statements in this Agreement and those in the Company Disclosure Schedule, the statements in this Agreement will control.

11.6. Time of Essence.  With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

11.7. Headings.  Headings contained in this Agreement are inserted only as a matter of convenience and in no way define, limit, extend, or describe the scope of this Agreement or of any provision hereof.

11.8. Entire Agreement; Modification.  This Agreement constitutes the entire agreement among the Parties and supersedes all prior and contemporaneous agreements and undertakings of the Parties with respect to the subject matter hereof.  No supplement, modification, or amendment of this Agreement will be binding and enforceable unless executed in writing by the Parties.

11.9. Waiver.  No waiver of any of the provisions of this Agreement will be deemed, or will constitute, a waiver of any other provision hereof (whether or not similar) nor will such waiver constitute a continuing waiver, and no waiver will be binding unless executed in writing by the Party making the waiver.

11.10. Exhibits, Schedules, and Recitals.  The Exhibits and Schedules attached to this Agreement and the Recitals set forth above are hereby incorporated into and made a part of this Agreement.

11.11. Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument.

11.12. Governing Law; Jurisdiction.  Except as expressly provided herein, this Agreement and all questions relating to its validity, interpretation, performance, and enforcement will be governed by and construed in accordance with the laws of the State of Arizona, notwithstanding any Arizona or other conflict-of-interest provisions to the contrary.  Jurisdiction of and venue for any legal action between the Parties will be in the state and federal courts serving Maricopa County, Arizona, and the Parties hereby consent to such jurisdiction and venue.

11.13. Attorneys’ Fees.  In the event an action or suit is brought by either Party to enforce the terms of this Agreement, the prevailing Party will be entitled to the payment of his, her, or its reasonable attorneys’ fees and costs.

11.14. Parties in Interest.  Except as expressly provided in this Agreement, nothing in this Agreement is intended to confer upon any Person other than the Parties, their respective heirs, representatives, successors, and permitted assigns, any rights or remedies under or by reason of this Agreement, nor is anything in this Agreement intended to relieve or discharge the liability of any Party, nor will any provision of this Agreement give any entity any right of subrogation against or action over or against any Party; provided, however, that the Purchaser Indemnified Parties are intended to be express third party beneficiaries of the indemnification provisions in Section 8 of this Agreement; and provided further, that Purchaser and the applicable underwriters and broking institutions engaged by Purchaser to conduct an Private Placement or other fundraising activity are intended to be express third party beneficiaries of the market stand-off provisions in Section 8.7 of this Agreement.

11.15. Successors in Interest.  Except as otherwise provided herein, all provisions of this Agreement will be binding upon, inure to the benefit of, and be enforceable by and against the respective heirs, executors, administrators, personal representatives, successors, and assigns of any of the Parties.

11.16. Severability.  The invalidity or unenforceability of any particular provision, or any part thereof, of this Agreement will not affect the other provisions hereof and this Agreement will be continued in all respects as if such invalid or unenforceable provision were omitted.

11.17. Further Documentation.  Each Party will execute and deliver such further instruments, agreements, Contracts, and documents and do such further acts and things as may be required to carry out the intent and purpose of this Agreement.

11.18. Company Shareholders Obligations.  The liability of Company Shareholders will be joint and several with Company.  Where in this Agreement and the Ancillary Documents provision is made for any action to be taken or not taken by Company, Company Shareholders jointly and severally undertakes to cause Company to take or not take such action, as the case may be.

11.19. Usage.  In this Agreement, unless a clear contrary intention appears: (i) the singular number includes the plural number and vice versa; (ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; (iii) reference to any gender includes each other gender; (iv) reference to this Agreement, the Ancillary Documents, or any other agreement, document, certificate, Contract, or instrument means such agreement, document, certificate, Contract, or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (v) reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced, or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement, or reenactment of such section or other provision; (vi) “hereunder,” “hereof,” “hereto,” and words of similar import will be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof; (vii) “including” (and with correlative meaning “include”) means including, without limiting the generality of any description preceding such term; (viii) “or” is used in the inclusive sense of “and/or”; (ix) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; and (x) references to this Agreement, the Ancillary Documents, or other documents, instruments, certificates, Contracts, or agreements will be deemed to refer as well to all addenda, exhibits, schedules, or amendments thereto.

11.20. Interpretation.  The Parties agree that each Party and his, her, or its counsel have reviewed this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party will not apply to the interpretation of this Agreement.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Parties have executed this Agreement and Plan of Merger as of the date first set forth above.

COMPANY:

GSS AUTOMOTIVE RECYCLING, INC., a Maryland corporation

By:
Name:
Title:

COMPANY SHAREHOLDERS:

JOSEPH GETZ, an individual

JOHN STEIN, an individual

PURCHASER:

GLYECO ACQUISITION CORP. #7, an Arizona corporation

By:
John d’Arc Lorenz, II, President

GLYECO:

GLYECO, INC., a Nevada corporation

By:
John d’Arc Lorenz, II, Chairman/CEO